EXHIBIT 99.1

HMS Announces Appointment of Two New Board Members

IRVING, Texas, June 20, 2019 (GLOBE NEWSWIRE) -- HMS Holdings Corp.  (Nasdaq: HMSY) today announced that Katherine Baicker and Jeffrey Rideout have been named to the Company’s Board of Directors, effective June 20, 2019.  These appointments expand the Board to ten directors.

“We are pleased to welcome Kate and Jeff to the HMS Board,” said Bill Lucia, Chairman and CEO.  “Both are accomplished leaders in their fields of expertise. Kate brings extensive experience in healthcare policy and economic research to our Board, and Jeff brings a deep understanding of managed care, health information technology, value-based care, and quality clinical outcomes practices. We look forward to benefitting from their unique, independent perspectives of the changing healthcare environment as we continue to successfully grow our business and create long-term value for our shareholders and clients.”

“I am honored and excited to join the HMS Board of Directors,” commented Dr. Baicker.  “I look forward to working with the Board and management team as we pursue a shared goal of guiding HMS’ continued innovation and leadership in this crucial area of the healthcare system.”

“HMS has a proven executive team and a vast opportunity to leverage its data analytics capabilities to improve payment accuracy and clinical outcomes for its clients and the healthcare industry overall,” Dr. Rideout added. “I look forward to bringing valuable ideas and insights to the Board to help the Company realize even greater success.”

About Katherine Baicker
Dr. Baicker is Dean and the Emmett Dedmon Professor at the University of Chicago Harris School of Public Policy.  She is a leading scholar in the economic analysis of health policy and currently serves as a research associate at the National Bureau of Economic Research.  Dr. Baicker’s research has been published in journals such as the New England Journal of Medicine, JAMA, Science, Health Affairs, and the Quarterly Journal of Economics.  She is an elected member of the National Academy of Medicine, National Academy of Social Insurance, and the American Academy of Arts and Sciences, and also serves on the Congressional Budget Office’s Panel of Health Advisers and on the Board of Directors of Eli Lilly.  Previously, Dr. Baicker served as the C. Boyden Gray Professor of Health Economics at Harvard University and was Chair of Harvard T.H. Chan School of Public Health’s Department of Health Policy and Management.  She also has served as a Senate-confirmed Member of the President’s Council of Economic Advisers, as a Commissioner on the Medicare Payment Advisory Commission, and as Chair of the Massachusetts Group Insurance Commission.  Dr. Baicker earned a bachelor’s degree in Economics from Yale University and a Ph.D. in Economics from Harvard University.

About Jeffrey Rideout
Dr. Rideout is President and CEO of the Integrated Healthcare Association, a California-based multi-stakeholder leadership group that promotes quality improvement, accountability and affordability of health care.  He is also a licensed physician in the State of California and holds academic appointments at Stanford University as a Consulting Professor, Department of Health Research and Policy, School of Medicine, and the University of California, Berkeley Haas School of Business, where he teaches on topics related to healthcare technology, services and innovation.  Dr. Rideout also currently serves on the Board of Directors of Amedisys Corporation.  Previously, he served as an independent consultant to several organizations, including as Senior Medical Advisor at Covered California, California’s State-based exchange, and as Senior Advisor to GE Ventures, where he focused on new business development related to Digital Health and Digital Therapeutics.  Prior to that, Dr. Rideout had served as Chief Medical Officer for The TriZetto Group, a healthcare information technology company, as Chief Medical Officer of Cisco Systems and the global leader of Cisco’s Internet Business Solutions Group Healthcare Practice, and as SVP and Chief Medical Officer of Blue Shield of California.  Dr. Rideout earned a bachelor’s degree in Biology from Stanford University, a master’s degree in Philosophy, Politics and Economics from Oxford University (U.K.) and a medical degree from Harvard University.

About HMS
HMS advances the healthcare system by helping payers reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping health plan members lead healthier lives. HMS provides a broad range of coordination of benefits, payment integrity, population risk analytics, care management and member engagement solutions that help move the healthcare system forward. Visit us at www.hms.com and follow us on Twitter at @HMSHealthcare.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240